Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the combined financial statements of the U.S. Public Sector Business of DXC Technology Company dated February 8, 2018, which report expresses an unqualified opinion on the combined financial statements and includes an emphasis of matter paragraph referring to the allocation of general corporate expenses of DXC, appearing in Amendment No. 3 of the Registration Statement on Form 10 of Perspecta Inc., filed on April 30, 2018.

/s/ DELOITTE & TOUCHE LLP

McLean, Virginia

May 31, 2018